Exhibit 99.2

WAUSAU BOARD OF DIRECTORS RESPONDS TO STARBOARD LETTERS

MOSINEE, WI – January 15, 2013 – Wausau Paper (NYSE:WPP) announced today that it was in receipt of the letter sent yesterday by Starboard Value LP (“Starboard”), as well as a letter sent on January 11, 2013, which indicated Starboard’s intent to nominate three candidates to the Company’s Board of Directors.

The Company announced that its Board of Directors has sent a response to Starboard’s letters, the text of which follows:

January 15, 2013

Mr. Jeffrey C. Smith Managing Member Starboard Value LP

830 Third Avenue, 3rd Floor

New York, NY 10022

Dear Mr. Smith:

We were disturbed by your letter and public statements regarding the  recent discussions with you about the strategy and governance of Wausau Paper.  Your public description of the sequence of private events is inaccurate in many respects.  In particular, our announcement on Friday regarding the exploration of alternatives for the Paper Segment and focus on Tissue Business was a unanimous Board decision that resulted from months of discussion and careful consideration by the Board of Directors with the assistance of independent financial advisors.  Contrary to your accusation, this important strategic decision was not made in reaction to your letter of Friday morning.

The Wausau Paper Board of Directors is comprised of highly professional, experienced and ethical individuals who are committed to serving the best interests of all Wausau Paper shareholders.  We, including the two members nominated last year by Starboard, have been pursuing a wide range of actions to better position Wausau Paper for the future and to deliver the highest long-term value to our shareholders.  These actions cannot be completed overnight, and, in fact, this Board began evaluating operational strategies to better position Wausau for the future long before Starboard became a shareholder of Wausau Paper.  The steps taken, as set forth below, have positioned us to issue the most recent announcement regarding our intent to focus on our Tissue business:

1.  Added four new Board members since 2007

2.  Closed certain mills in the Northeast in 2009

3.  Closed Appleton converting facility in 2009

4.  Announced Tissue Expansion Plan in 2011

5.  Sold Timberland assets in 2011

6.  Appointed new Chairman in 2012

7.  Appointed new CEO and CFO during 2012

8.  Retained financial advisor in early 2012 to assist with the exploration of strategic alternatives for the Paper segment

9.  Sold premium Print and Color brands to Neenah Paper in 2012

10. Closed Brokaw mill in 2012

Clearly, we are a Board committed to taking actions that benefit our shareholders.  We have offered to sign a non-disclosure agreement with you in the past so that you could be better informed about our strategy and processes, but you have declined our offer.  Yet, you continue to make assertions about the conduct and commitment of this Board, including members nominated by you, without any basis in fact.

Mr. Smith, for months you indicated your genuine interest in working together privately with us to reach an agreement.  A few days ago you represented to our Chairman that we were “very close” to an agreement.  These statements make your recent actions even more surprising.  Understand that our focus is on serving the best interests of all Wausau Paper shareholders and we will continue to take actions consistent with that focus.  In that regard, we look forward to continuing our discussions with you and our other shareholders.

Sincerely,

Thomas J. Howatt, Chairman

Henry C. Newell, Chief Executive Officer

Michael C. Burandt

Londa J. Dewey

Gary W. Freels

Charles E. Hodges

G. Watts Humphrey, Jr.

Dennis J. Kuester

Important Information

This letter may be deemed to be solicitation material in respect of the solicitation of proxies from shareholders in connection with Wausau Paper Corp.’s 2013 annual meeting of shareholders.  The company, its directors and certain of its executive officers and employees may be deemed to be participants in such solicitation.  The company will file a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with its 2013 annual meeting of stockholders.  The proxy statement, any other relevant documents and other material filed with the SEC concerning the company will be, when filed, available free of charge at www.sec.gov and www.wausaupaper.com.  Shareholders are urged to read the proxy statement and any other relevant documents filed when they become available because they will contain important information.

Information Regarding Participants

The company, its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the company’s 2013 annual meeting of shareholders.  Information concerning these participants  is available in the company’s proxy statement for the 2012 annual meeting of shareholders filed with the SEC on March 15, 2012, and in subsequent SEC filings on Forms 3 and 4.  Shareholders are advised to read the company’s proxy statement for the 2013 annual meeting of shareholders and other relevant documents when they become available, because they will contain important information, including information with respect to such participants.  You  can obtain free copies of these referenced documents as described above.

About Wausau Paper:

Wausau Paper produces and  markets specialty papers for industrial, commercial  and consumer end markets as well as a complete line of away-from-home towel and tissue products.  The Company is headquartered in Mosinee, Wisconsin, and is listed on the NYSE under the symbol WPP.  To learn more about Wausau Paper visit:  www.wausaupaper.com.

Safe Harbor under the Private Securities Litigation Reform Act of 1995:  The matters discussed in this news release concerning the Company’s future performance or anticipated financial results are forward- looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements.  Among other things, these risks and uncertainties include the strength of the economy and demand for paper products, increases in raw material and energy prices, manufacturing problems at Company facilities, and other risks and assumptions described under “Information Concerning Forward-Looking Statements” in Item 7 and in Item 1A of the Company’s Form 10- K for the year ended December 31, 2011.  The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

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